POWER OF ATTORNEY

(Section 16(a) Reporting)

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, an officer, director or shareholder of Schnitzer Steel Industries, Inc. (the "Company"), hereby constitutes and appoints Tamara L. Lundgren, Richard D. Peach, Peter B. Saba, Stefano Gaggini and Joseph J. Bradley, and any one of them, the undersigned's true and lawful attorney and agent to execute in the undersigned's name any and all reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 with respect to equity securities of the Company, and to file the reports with the Securities and Exchange Commission and any applicable stock exchange.

This Power of Attorney revokes all prior Powers of Attorney relating to reporting under Section 16(a) and shall remain in effect until revoked by a subsequently filed instrument.

DATED: __April 2______ , 2020


					               /s/ ERICH D. WILSON